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                                                                   Exhibit 10.26


                     [GRIC Communications, Inc. Letterhead]





September 21, 2000                                       PERSONAL & CONFIDENTIAL

Bharat Dave
1301 McKenzie Avenue
Los Altos, California 94022

Dear Bharat:

It is our please to offer you employment at GRIC Communications, Inc. ("GRIC" or the "Company"), in the position of Chief Operating Officer, reporting to me, as GRIC's President and Chief Executive Officer ("Offer"). The responsibilities of this position include a seat on the Board of Directors. The Board seat and this Offer are subject to approval by the Company's Board of Directors.

     RESPONSIBILITIES: You will be responsible for the day-to-day operations of the following reporting functions:


           Sales & Marketing                 Software Engineering
           Business Units                    Customer Support and Services
           Network Operations                Worldwide Operations
           Network Engineering

It is understood that the Chief Executive Officer will be responsible for the functions of Finance, Legal, Human Resources, strategic investment, acquisition, strategic initiatives, and external activities.

     COMPENSATION: The compensation package we are presenting to you is commensurate with a presidential position. Your initial compensation is based on a semi-monthly base salary of $11,250, which is equivalent to $270,000 per year, and is subject to annual review. Paydays are twice monthly, on the 15th and the last working day of each month. You will also be eligible for an annualized target incentive bonus equal to 50% of your base salary ($135,000 at 100% of business plan target and objectives). This bonus will be payable annually in accordance with GRIC's then current incentive bonus program and will be based partially on the achievement of mutually agreed performance objectives and partially on the attainment of corporate objectives.

     EMPLOYEE STOCK OPTIONS: After your acceptance of this Offer, we will recommend to the Board of Directors that you be granted an option to purchase up to 300,000 shares of GRIC's common stock, at an exercise price equal to the closing price of GRIC's common stock on The Nasdaq National Market on the date of grant. This option would be subject to the Company's standard vesting schedule (20% after ten months and 2% per month thereafter) and vesting would commence as of your date of employment.

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     CHANGE OF CONTROL: If the Company is acquired during your first year of employment as Chief Operating Officer, and your employment is terminated without cause within one year of the effective date of the acquisition, then 50% of your unvested options will be vested immediately upon your date of termination, without regard to satisfaction of the conditions to vesting that would otherwise apply.

If the Company is acquired after completion of your first year of employment as Chief Operating Officer, and your employment is terminated without cause within one year of the effective date of the acquisition, then 100% of your unvested options will be vested immediately upon your date of termination, without regard to satisfaction of the conditions to vesting that would otherwise apply.

     EMPLOYEE BENEFITS: You will be eligible to participate in the full range of employee benefits, including medical, dental, vision, life, accidental death and dismemberment, disability, 401k, employee stock purchase, and paid time off plans. Coverage is available under the terms of the insurance plans on your first day of active employment. You will be provided with the related policies and procedures that explain these benefits.

     TERMS OF EMPLOYMENT: This letter is not intended to confer contractual rights of any kind upon you or to create contractual obligations of any kind on GRIC. Your employment will be considered "at-will" and will continue for an indefinite term. While we expect that the relationship between you and GRIC will be rewarding and mutually beneficial, employment at will means that either GRIC or you can terminate the employment relationship at any time with or without notice and for any reason or for no reason, with or without cause.

     TERMINATION OF EMPLOYMENT: The Company may terminate your employment at any time without cause. If the Company terminates your employment without cause, the Company will provide a severance payment equivalent to six (6) months' base salary, payable in accordance with the Company's normal payroll policies. Additionally, the Company will provide you with up to six (6) months' company-paid insurance continuation following the date of your termination. Such insurance continuation will be provided for up to six (6) months, unless comparable benefits are otherwise provided to you by a third party. Such benefits are separate from your then-existing COBRA rights and extend to GRIC-related insurance benefits at your cost for an additional period of time.

The Company may also terminate your employment for cause in its sole discretion. For the purpose of this Offer, cause shall be defined as:

     1. Failure to continually and substantially perform the reasonably assigned responsibilities of the position in an acceptable manner, gross negligence, gross misconduct, habitual neglect of duties, criminal acts, violation of any state or federal securities laws, commission of a felony involving fraud or dishonesty, violation of written lawful policies or written instructions of the Board of Directors, or commencement of employment or any other business arrangements with another employer while you are an employee of the Cmpany.

     2.     Your death, or your total disability lasting more than 90 days.

     TERMINATION OF EMPLOYMENT WITH CAUSE: If the Company terminates your employment with cause, the Company will provide you with a severance payment equivalent to three (3) months' base salary, payable in accordance with the Company's normal payroll policies. However, if the cause for termination relates to a violation by you of state or federal law, then you will receive no severance payment from the Company.

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Additionally, unless the cause for termination relates to violation by you of state or federal law, the Company will provide you with up to three (3) months of company-paid insurance continuation following the date of your termination. Such insurance continuation will be provided for up to three months, unless comparable benefits are otherwise provided to you by a third party. Such benefits are separate from your then-existing COBRA rights and extend to GRIC-related insurance benefits at your cost for an additional period of time.

There will be no acceleration of stock option vesting due to a termination of employment, except as may be described in the Change in Control section of this Offer.

     CONFIDENTIALITY: GRIC requires that you sign an Employee Non-Disclosure, Conflicts of Interest and Proprietary Rights Agreement as a condition of employment.

Employment with GRIC is contingent upon meeting GRIC's requirements, which include completing all necessary work related forms, producing applicable documents as required by the Immigration Conform and Control Act of 1986, and other such documents. Failure to comply will result in the rescinding of this Offer.

By accepting employment with GRIC, you agree to be bound by its policies and procedures, including the above-referenced Employee Non-Disclosure, Conflicts of Interest and Proprietary Rights Agreement. This Offer is the entire initial basic agreement relating to your position, compensation, reporting relationship and employee benefits. By signing below, you acknowledge that you have not been induced to accept employment by any representations or statements, oral or written, not contained in this letter. This Offer is valid for seven days.

Welcome to GRIC Communications! We look forward to a long and prosperous relationship. We expect you will have a significant and positive impact on the future growth and success of GRIC Communications, Inc. If you agree with the terms stated in this letter, please sign below to indicate your acceptance, and return this letter to me as soon as possible.

Sincerely,

/s/ Hong Chen
President and Chief Executive
Officer
                                     Accepted: /s/ Bharat Dave
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                                               Bharat Dave

                                     Date Signed: September 25, 2000
                                     Anticipated Start Date:  September 25, 2000
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